Exhibit 1.01

TIFFANY & CO.
CONFLICT MINERALS REPORT

This Conflict Minerals Report of Tiffany & Co. and its subsidiary companies (collectively, the “Company”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), for the reporting period January 1, 2014 to December 31, 2014.

Rule 13p-1 and Form SD require companies to disclose certain information regarding products that they manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the “Conflict Minerals”), excepting Conflict Minerals that, prior to January 31, 2013, were outside the supply chain; (b) those Conflict Minerals are necessary to the functionality or production of those products; and (c) those Conflict Minerals originated in the Democratic Republic of the Congo or in a country that shares an internationally recognized border with the Democratic Republic of the Congo (the “Covered Countries”).

Section 1. Introduction

This Conflict Minerals Report provides a description of the measures that the Company has taken to exercise due diligence with respect to the Conflict Minerals contained in the finished goods that it manufactured either internally (“directly”) or pursuant to procurement arrangements with third-party manufacturers (“indirectly”) during 2014.

The objective of the Company’s due diligence measures was to identify the source and chain of custody of the Conflict Minerals used in finished goods manufactured directly or indirectly by the Company during 2014.

The finished goods that were the focus of the Company’s due diligence measures were those that, at the time they entered the Company’s inventory for sale to the Company’s customers:

•	Contained one or more Conflict Minerals that were supplied to the Company by a vendor who did not respond to the Company’s sourcing inquiries; or

•
Contained one or more Conflict Minerals that were supplied to the Company by a vendor whose responses to the Company’s sourcing inquiries were insufficient to form the basis for a reasonable belief that none of those Conflict Minerals originated in a Covered Country.

These finished goods are collectively referred to as the “Covered Products” for the purposes of this Conflict Minerals Report. In this Conflict Minerals Report, third-party manufacturers who supply the Company with finished goods and vendors who supply the Company with raw materials, components and fabricated materials used in the Company’s internal manufacturing are referred to collectively as “vendors”.

Based on the results of the Company’s due diligence efforts described herein, the Company has classified three product categories, which are composed of the Covered Products, as “DRC Conflict Undeterminable” for 2014. These product categories are as follows:

•	eyewear

•	flatware

•	internally manufactured hollowware (e.g., serving dishes, table accessories and recognition awards substantially made of silver, but manufactured using solder that, in some cases, contains tin)

As discussed below, the Company also considered whether Conflict Minerals could be introduced into finished goods after manufacture was completed and they entered the Company’s inventory, but before or in connection with a sale to a customer, through repairs to damaged stock inventory or customer-requested alterations made in connection with a sale. The Company determined that it should, to more fully understand its supply chain risk, perform due diligence with respect to these pre-sale and concurrent-with-sale repairs and alterations as described below.

Section 2. Design of the Company’s Due Diligence Measures

The Company designed its due diligence measures to conform in all material respects with the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas (Second Edition), including the related supplements on gold, tin, tantalum and tungsten.

Section 3. Due Diligence Measures Performed by the Company

Step 1. The Establishment of Strong Management Systems

The Company has established systems and processes to generally manage risk in its supply chain and maintains active and structured relationships with its vendors, through the use of measures that include vendor contracts, vendor questionnaires, the Company’s Vendor Manual, which is an educational and training tool and mandate for vendors, and the Company’s Social Accountability Program, which supports vendor compliance with the Company’s Vendor Code of Conduct and incorporates Company risk assessments, vendor self-assessments and external audits of vendors.

In 2014, the Board of Directors of Tiffany & Co. (the “Board”) adopted a Conflict Minerals policy, which, among other provisions, sets forth the Company’s expectations that its vendors and service providers will complete annual training on the policy, annually submit a Conflict Minerals survey and source from a smelter or refiner that has obtained a “conflict-free” designation by a recognized industry group that requires an independent private sector audit or from an individual processing facility that has obtained an independent private sector audit that is publicly available.

Such smelters and refiners would include those that (a) received a “DRC Conflict Free” designation from the Conflict-Free Smelter Program of the Conflict-Free Sourcing Initiative; (b) are included on the “Good Delivery” list of the London Bullion Market Association; and/or (c) are certified pursuant to the Responsible Jewellery Council’s Chain-of-Custody Standard. In this Conflict Minerals Report, the term “Three Conflict-Free Smelter Programs” is used to refer collectively to the program, list and standard described in the preceding sentence.

The Company’s Conflict Minerals policy also includes a grievance mechanism that provides a means for parties to report concerns about Conflict Minerals sourcing matters.

The Company’s vendors and service providers were informed of the Conflict Minerals policy and received training on the Company’s Conflict Minerals compliance process in 2014. Additionally, the onboarding process for new vendors and service providers was revised to include receipt of the policy and Conflict Minerals training.

In order to oversee and implement the Company’s Conflict Minerals compliance process, a Director of Global Vendor Compliance was hired in 2014. That individual is the senior member of the Company’s Conflict Minerals program office (the “Program Office”), which was also created in 2014 and exists within the Global Vendor Compliance Department. The Program Office facilitates the Company’s Conflict Minerals compliance activities, including the Company’s approach to due diligence on the source and chain of custody of the Conflict Minerals contained in the Covered Products.

The Company also has a Conflict Minerals Steering Committee (the “Steering Committee”), which included members of the Company’s management and other employees from the following departments: global operations, manufacturing, supply management, legal, internal audit, finance, corporate social responsibility, quality management and after sales service). The Steering Committee meets monthly to receive progress reports on, and to exercise an oversight function with respect to, the Company’s Conflict Minerals compliance process, including the product review and reasonable country of origin inquiry, each as described in Tiffany & Co.’s Form SD (the “Form SD”) as well as the red flag review and the preparation of the Form SD and this Conflict Minerals Report.

The Company’s Conflict Minerals compliance process was further supported by a working group composed of representatives from departments across the Company, including finished goods development, manufacturing, supply management, quality management, after sales service, and specific finished goods teams (the “Working Group”). The Working Group consulted with product specialists throughout the Company who had in-depth knowledge with regard to specific categories of finished goods and the manufacturing of those goods. The Working Group assisted the Program Office in identifying the vendors and service providers that were potential sources of raw materials, components, fabricated materials and finished goods that were likely to contain Conflict Minerals. The Working Group also assisted the Program Office with providing Conflict Minerals training to vendors and service providers, as well as to relevant employees within the Company who are most involved in the vendor selection, onboarding and management processes.

The Audit Committee of the Board also received a report on the compliance process and exercised an oversight function with respect to the filing of the Form SD and this Conflict Minerals Report.

The Company requested and obtained information from its vendors and service providers regarding the use and origin of Conflict Minerals in raw materials, components, fabricated materials and finished goods (collectively “applicable products”) supplied to the Company or used in pre-sale and concurrent-with-sale repairs and alterations through a survey that incorporated questions set forth in the conflict minerals reporting template developed by the Conflict Free Sourcing Initiative and other questions deemed relevant due to the nature of the Company’s supply chain. The Program Office created the survey, consolidated the Company’s Conflict Minerals compliance information, and developed management reporting to implement a system of supply chain controls and transparency.

The Company’s Conflict Mineral due diligence documentation is subject to the Company’s document retention policy, which mandates a five-year retention period for documents pertaining to the Company’s Conflict Minerals compliance program.

Step 2. Assessment of Risk in the Company’s Supply Chain

The Program Office evaluated the risk that Conflict Minerals were contained in the Company’s finished goods at two points in the finished goods lifecycle, considering whether (1) the finished goods may have contained Conflict Minerals as a result of the manufacturing process (e.g., at the time the manufactured finished goods entered the Company’s inventory) and (2) Conflict Minerals may have been introduced into the finished goods, after they had entered the Company’s inventory, as a result of pre-sale or concurrent-with-sale repairs and alterations.1

During its reasonable country of origin inquiry (as described in Form SD), the Program Office, with support from the Working Group, identified the vendors that were at risk of supplying the Company with applicable products that contain Conflict Minerals. The Company then disseminated the survey described above to these vendors and to the service providers.

The survey was designed to provide, and resulted in, information with regard to which vendors and service providers sourced from smelters or refiners that have been designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs. The Program Office drew on the results of the survey to attempt to identify the smelters and refiners from which the Conflict Minerals contained in the Company’s finished goods originated and to further assess the

1 In this analysis, the Company considered the impact on its finished goods of services provided by independent third-party repair service1 providers (the “service providers”). These service providers primarily perform after-sale service on customer-owned merchandise. However, the service providers may also, on occasion, perform alterations to finished goods in connection with an initial sale at the request of a customer (e.g., ring sizing) or perform repairs on damaged stock inventory, as needed. These services, to the extent that they involve augmentation of finished goods (e.g., through the addition of metal for sizing or the use of solder for repair), represent a distinct phase of the finished goods lifecycle.

risk that the sourcing of these Conflict Minerals may have directly or indirectly financed armed groups in the Covered Countries.

The Company also reviewed each survey response for completeness and to determine the reliability and reasonableness of the information provided through the application of certain logical tests (the “red flag review”).2 The Company then engaged further with vendors and service providers who, on the basis of the red flag review, were identified as requiring further inquiry.

As a result of this risk assessment process, the Company:

•	noted that it did not receive a survey response from all applicable vendors and service providers (the “Non-Responsive Vendors”);

•	considered that the Conflict Minerals introduced in the Company’s finished goods by a Non-Responsive Vendor could have originated in a Covered Country;

•
determined that the sourcing information provided by certain vendors and service providers (the “Designated Vendors”) was insufficient to form the basis for a reasonable belief that none of the Conflict Minerals contained in the applicable products provided by such vendors or introduced by such service providers originated in a Covered Country; and

•
noted that certain of the Designated Vendors either could not identify specific smelters or refiners as the source of their Conflict Minerals or identified smelters or refiners that were not designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs.

Step 3. Design and Implementation of Strategies to Respond to Identified Risks

Based on the outcome of the risk assessment described in Step 2 above, the Company identified one Non-Responsive Vendor (a service provider) and eight Designated Vendors (together, the “Diligenced Vendors”) for which further due diligence was required. The identified Designated Vendors were composed not only of vendors that supplied the Company with finished goods and other applicable products used in the Company’s direct and indirect manufacturing processes and contained in the Company’s finished goods at the time they entered the Company’s inventory, but also included service providers that provided or supported pre-sale or concurrent-with-sale repairs and alterations for finished goods at the time they were already within the Company’s inventory.

As part of its effort to mitigate the risk that the sourcing of Conflict Minerals used in the Company’s finished goods may have directly or indirectly financed armed groups in the Covered

2 The red flag review included, for example, tests such as: (i) confirming whether the smelters or refiners identified by the RCOI vendors were among those designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs, (ii) cross-checking the responses of RCOI vendors that identified common suppliers that were not smelters or refiners, (iii) reviewing other information known by the Company with regard to vendors, including the results of previous Social Accountability Program risk assessments and audits of vendors, and (iv) the geographic proximity of RCOI vendors to their identified smelters or refiners and mine sources.

Countries, the Program Office and Working Group followed up with the Diligenced Vendors to seek to determine the source and chain of custody of the Conflict Minerals used in the Company’s finished goods. This follow-up included not only repeated inquiries to the Non-Responsive Vendor, but also telephonic and written communications with each Designated Vendor. The Company utilized established vendor response protocols, defined within the Company’s overall Conflict Minerals risk management plan, to guide its engagement with the Designated Vendors. In those instances where the Company’s direct vendors named suppliers (other than smelters and refiners) that were also direct vendors to the Company, the Working Group confirmed the sourcing information provided by the Company’s direct vendors through engagement with the direct vendors’ underlying suppliers.

The Program Office tracked and recorded its engagement efforts and documented vendor responses. The Steering Committee then reviewed the results of the risk assessment and the underlying circumstances that resulted in each Diligenced Vendor being subject to diligence. In an effort to further improve its due diligence measures and mitigate the risk that the Conflict Minerals utilized by the Company in its direct or indirect manufacturing processes may directly or indirectly finance armed groups in the Covered Countries, the Program Office worked with vendors, including the Diligenced Vendors, to improve their Conflict Minerals chain of custody information and to further educate the Diligenced Vendors about the Company’s Conflict Minerals policy and compliance process.  From time to time, the Company may determine that, in light of business and compliance considerations, it is no longer in the Company’s best interest to continue working with certain vendors.  The Company has made this determination with respect to two vendors identified as Diligenced Vendors in the 2014 reporting period.

Step 4. Independent Third-Party Audits of Company’s Supply Chain

Based on the Company’s position in the supply chain, the Company does not conduct or commission independent third-party audits of the smelters and refiners from which its vendors and service providers source Conflict Minerals. However, as discussed above, in creating and implementing its Conflict Minerals compliance program, the Company relies on certain industry initiatives, such as the Three Conflict-Free Smelter Programs, for independent third-party audit information.

Step 5. Reporting on Supply Chain Due Diligence

With the preparation and submission of this Conflict Minerals Report, Tiffany & Co. has provided a public report of its due diligence measures with regard to the sourcing of Conflict Minerals. A copy of this report is available at http://investor.tiffany.com/governance.cfm.

Pursuant to Rule 13p-1, Tiffany & Co. will prepare and submit a Conflict Minerals Report each year, as required.

Additional information on the Company’s responsible sourcing practices is available at http://www.tiffany.com/CSR/.

Section 4. Product Categorization; Result of Due Diligence

Based on the information provided by vendors for 2014, and after exercising the due diligence measures described above, the Company could not, with respect to three vendors who supplied the Company with Conflict Minerals used in Covered Products in 2014, form the basis for a reasonable belief that none of those Conflict Minerals originated in a Covered Country. As a result of this assessment and the Company’s further inability to ascertain whether such Conflict Minerals in the Covered Products may have directly or indirectly financed armed groups in the Covered Countries, the Company was unable to determine whether the Covered Products containing those Conflict Minerals qualify as “DRC Conflict Free,” as defined under Rule 13p-1. Accordingly, the Company has classified the Covered Products as “DRC Conflict Undeterminable” for the 2014 reporting period (such products, the “DRC Conflict Undeterminable Products”).

The Company believes that, to the extent reasonably determinable by the Company through its due diligence process, the facilities that were used to process the Conflict Minerals contained in the DRC Conflict Undeterminable Products included the smelters and refiners listed below:

Covered Product	Smelters or Refiners
Eyewear[3]	Metalor Technologies SA*
Flatware	Cooper Santa
CV United Smelting*
EM Vinto**
Malaysia Smelting Corporation*
Metallo Chimique**
Mineração Taboca*
Minsur*
Mutual Metals
OMSA*
PT Bangka Putra Karya*
PT Inti Stania Prima**
PT Prima Timah Utama**
PT Sariwiguna Binasentosa**
PT Stanindo Inti Perkasa*
PT Tambang Timah*
PT Timah (Persero), Tbk*
PT Tinindo Inter Nusa**
Thaisarco*
Yunnan Tin Company, Ltd.*
Internally	Cooper Santa
Manufactured	CV United Smelting*
Hollowware	EM Vinto**
Malaysia Smelting Corporation*
Metallo Chimique**
Metalor USA Refining Corporation*
Mineração Taboca*
Minsur*

3 The vendors that supplied the Company with eyewear applicable products reported the listed smelters and refiners as sources of gold in these applicable products, but did not identify the smelters or refiners from which they sourced tin contained in the eyewear applicable products.

Ohio Precious Metals, LLC*
OMSA*
PT Bangka Putra Karya*
PT Inti Stania Prima**
PT Prima Timah Utama**
PT Sariwiguna Binasentosa**
PT Stanindo Inti Perkasa*
PT Tambang Timah*
PT Timah (Persero), Tbk*
PT Tinindo Inter Nusa**
Thaisarco*
United Precious Metal Refining, Inc.*
Yunnan Tin Company, Ltd.*

*Indicates smelters or refiners that have been designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs.

**Indicates smelters or refiners that have been designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs after January 1, 2015.

Based on the information obtained through the due diligence process, the Company does not have sufficient information to determine the country of origin of the Conflict Minerals in the DRC Conflict Undeterminable Products.

The Company’s efforts to determine the mine of origin for the Conflict Minerals contained in the DRC Conflict Undeterminable Products with the greatest possible specificity consisted of the due diligence measures described in this Conflict Minerals Report.

As discussed above, the Company also considered whether Conflict Minerals could be introduced into finished goods sold by the Company after manufacture was completed and they entered the Company’s inventory, but before or in connection with a sale to a customer, through repairs to damaged stock inventory or customer-requested alterations made in connection with a sale. As a result of its risk assessment, it was concluded that Conflict Minerals were introduced, on a limited basis, in connection with such repairs and customer alteration requests.

Accordingly, in order to more fully understand the impact of Conflict Minerals on its finished goods, the Company exercised the same due diligence procedures with respect to Diligenced Vendors that were service providers that it exercised with respect to Diligenced Vendors that provided the Company with finished goods and other applicable products used in the Company’s direct and indirect manufacturing processes. As a result of its due diligence, with respect to six of the service providers, the Company could not form a basis for a reasonable belief that none of the Conflict Minerals that may have been introduced into the finished goods by such service providers as a result of pre-sale or concurrent-with-sale repairs and alterations originated in a Covered Country.4

4 These service providers provided or supported alteration and repair services for finished goods presented in two Company stores in Brazil, three Company stores in Singapore, five Company stores in the United Arab Emirates, one Company store in the United Kingdom and one Company store in the State of Oregon in the United States.

Section 5. Anticipated Future Actions

In the coming year, the Company expects to take the following steps, among others, to refine and improve its due diligence measures and to further mitigate the risk that the Conflict Minerals utilized by the Company in its direct or indirect manufacturing processes may directly or indirectly finance armed groups in the Covered Countries:

•	provide further education to vendors and service providers as to the Company’s expectations, as set forth in the Company’s Conflict Minerals policy;

•
distribute enhanced training materials concerning the Company’s Conflict Minerals policy and compliance process, that are translated into key local languages, to Company employees who are most involved in the vendor selection and management processes and to vendors;

•
further embed the expectations set forth in the Conflict Minerals policy and training concerning the Company’s compliance process within the Company’s onboarding processes for new vendors and service providers;

•
continue to engage directly with the Company’s vendors and service providers in order to identify the source and chain of custody of Conflict Minerals contained in applicable products supplied to the Company or potentially introduced into finished goods as a result of pre-sale or concurrent-with-sale alterations and repairs;

•	leverage additional technologies to enable the Company’s Conflict Minerals compliance process; and

•
continue to participate in industry training initiatives and informational forums as a means of promoting the responsible sourcing of Conflict Minerals and the development of “conflict free” supply chains.

Section 6. Independent Private Sector Audit

For the 2014 reporting period, the Company has classified the Covered Products as “DRC Conflict Undeterminable.” No independent private sector audit is therefore required.

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